                                  Exhibit 99.1

           GREIF, INC. REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

DELAWARE, Ohio (December 11, 2003) - Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for the fourth quarter and fiscal year ended October 31, 2003.

Net income before restructuring charges, debt extinguishment charge and timberland gains was $22.2 million for the fourth quarter of 2003 compared with $16.3 million for the fourth quarter of last year. Earnings per share before restructuring charges, debt extinguishment charge and timberland gains were $0.79 versus $0.57 per Class A share and $1.19 versus $0.87 per Class B share for the fourth quarter of 2003 and 2002, respectively.

For fiscal 2003, net income before restructuring charges, debt extinguishment charge, timberland gains and cumulative effect of change in accounting principle was $42.8 million, or $1.53 per Class A share and $2.28 per Class B share, compared to $31.6 million, or $1.12 per Class A share and $1.68 per Class B share, in fiscal 2002.

The Company reported GAAP net income of $5.4 million, or $0.19 per Class A share and $0.29 per Class B share, for the fourth quarter of 2003 versus $12.3 million, or $0.44 per Class A share and $0.65 per Class B share, for the same quarter last year. For fiscal 2003, the Company reported GAAP net income of $9.5 million, or $0.34 per Class A share and $0.50 per Class B share, versus $31.0 million, or $1.10 per Class A share and $1.64 per Class B share, for fiscal 2002.

Michael J. Gasser, chairman and chief executive officer, stated, "Our fourth quarter and fiscal 2003 results were in line with expectations despite the sluggish industrial economy that impacted our businesses throughout the year. Market conditions at the end of fiscal 2003 reflected initial signs of recovery, however, we remain cautious pending evidence that recently improved activity levels will continue. During fiscal 2004, we will focus on implementation of our performance improvement plan and building our capabilities to achieve sustainable advantages in our businesses. These efforts, combined with specific benefits from CorrChoice, are expected to provide substantial contributions to our financial results in fiscal 2004."

A reconciliation of the differences between the non-GAAP financial measures disclosed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Highlights

CorrChoice Transaction

On September 30, 2003, CorrChoice, Inc., which had been a Greif joint venture, redeemed all of the outstanding shares of its minority shareholders for $115.3 million, which was substantially funded by the cash and cash equivalents of CorrChoice. As a result of this transaction, Greif now owns 100% of CorrChoice compared to its 63% interest when the joint venture was formed on November 1, 1998. CorrChoice's results were fully consolidated, net of intercompany eliminations, in Greif's consolidated income statement for fiscal 2003, with a minority interest deduction through September 30, 2003. CorrChoice's results were previously accounted for under the equity method, since Greif lacked effective control. The transaction was immediately accretive to the Company's earnings.

CorrChoice operates seven corrugated sheet feeder plants that supply converting operations in the eastern United States. As a result of this transaction, Greif's Paper, Packaging & Services business is uniquely positioned as a fully integrated producer of containerboard.

Supplemental pro forma information, that assumes that the CorrChoice transaction had occurred on November 1, 2001, is included in the financial schedules that are a part of this release.

Performance Improvement Plan

As previously announced, the performance improvement plan is expected to enhance long-term organic sales growth and productivity, and achieve permanent cost reductions. In connection with the first phase of the performance improvement plan, the Company recognized $60.7 million in restructuring charges during fiscal 2003, which primarily relate to employee separation costs, disposal of facilities and equipment, and other costs. The Company realized approximately $30 million in cost savings during fiscal 2003, compared to the original estimate of $15 million. The Company anticipates an additional $30 million of cost savings for fiscal 2004 from this phase of the performance improvement plan, which will result in annual cost savings of $60 million in fiscal 2004.

The Company's focus during fiscal 2003 has been primarily SG&A optimization. The opportunities identified and, more importantly, captured, exceeded expectations, with a corresponding increase in related one-time costs. The focus during fiscal 2004 will be to become an even leaner, more market-focused/performance-driven company. This next and final phase of the restructuring is expected to deliver additional annualized benefits of approximately $50 million with about $15 million of those savings to be realized in fiscal 2004. The opportunities identified include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further network consolidation. The related one-time costs for this phase will be approximately $50 million, which will be incurred in fiscal 2004. This is expected to result in the elimination of an estimated additional 700 positions and the closing of several facilities. In addition, the Company is launching a strategic sourcing initiative to more effectively leverage its global spend and lay the foundation for building a world-class sourcing and supply chain capability.

Consolidated Results

Net sales rose 18% to a record $514 million for the fourth quarter of 2003 from $436 million last year. The fourth quarter of 2003 benefited from the inclusion of CorrChoice's net sales ($53 million) and the positive impact of foreign currency translation ($24 million). For fiscal 2003, net sales rose to $1.9 billion compared to $1.6 billion last year. The fiscal 2003 net sales benefited from the inclusion of CorrChoice ($206 million) and the positive impact of foreign currency translation ($68 million) compared to the prior year.

Gross profit was $98.5 million, or 19.2% of net sales, for the fourth quarter of 2003 versus $96.0 million, or 22.0% of net sales, for the fourth quarter of 2002, and was 18.0% and 20.6% of net sales for fiscal 2003 and 2002, respectively. The principal factors impacting the quarterly and annual comparisons were higher costs for raw materials in Industrial Packaging & Services; lower pricing levels and absorption of fixed costs in Paper, Packaging & Services; and lower planned timber sales.

Selling, general and administrative ("SG&A") expenses declined to $55.0 million, or 10.7% of net sales, for the fourth quarter of 2003 from $63.0 million, or 14.5% of net sales, for the same period a year ago. The decline in SG&A expenses was primarily attributable to implementation of the Company's performance improvement plan and the elimination of goodwill amortization expenses under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ($2.8 million). These reductions were partially offset by SG&A expenses of CorrChoice ($3.5 million) and the negative impact of foreign currency translation ($1.1 million). Fiscal 2003 SG&A expenses declined to $228.1 million, or 11.9% of net sales, from $250.8 million, or 15.4% of net sales, for fiscal 2002. The results were impacted by the same factors as the fourth quarter of 2003 comparisons with the prior year.

Operating profit, before restructuring charges of $25.2 million and timberland gains of $1.1 million, increased 32% to $43.5 million for the fourth quarter of 2003 compared with operating profit, before restructuring charges of $2.8 million and timberland gains of $2.4 million, of $33.0 million for the same period last year. The fourth quarter of 2003 restructuring charges were attributable to continued execution of the Company's performance improvement plan. GAAP operating profit was $19.5 million for the fourth quarter of 2003 compared with $32.7 million a year ago.

Operating profit, before restructuring charges of $60.7 million and timberland gains of $5.6 million, was $117.4 million for fiscal 2003 compared with operating profit, before restructuring charges of $2.8 million and timberland gains of $12.1 million, of $85.1 million for fiscal 2002. GAAP operating profit was $62.3 million and $94.4 million for fiscal 2003 and 2002, respectively.

Business Group Results

Industrial Packaging & Services

Net sales rose 8% to $367 million for the fourth quarter of 2003 from $340 million for the same period last year. On a consolidated basis, net sales increased 1% after excluding the impact of foreign currency translation. Selling prices increased compared to the same period last year in response to higher raw material costs, while volumes were generally lower due to a decrease in demand in the markets served versus the fourth quarter of 2002.

Operating profit, before restructuring charges of $21.4 million, rose to $24.3 million for the fourth quarter of 2003 from operating profit, before restructuring charges of $2.3 million, of $15.5 million a year ago. Higher raw material costs, especially outside of North America, caused the gross profit margin to decline. Cost reduction initiatives continue to be implemented to lower costs and improve operating efficiencies. SG&A expenses for Industrial Packaging & Services reflect a portion of the savings resulting from these initiatives. GAAP operating profit was $3.0 million for the fourth quarter of 2003 compared with $13.2 million for the fourth quarter of 2002.

Net sales were $1.4 billion in fiscal 2003 versus $1.3 billion in fiscal 2002. On a consolidated basis, net sales increased 4% after excluding the impact of foreign currency translation. Operating profit, before restructuring charges of $47.9 million, was $67.8 million in fiscal 2003 compared with operating profit, before restructuring charges of $2.3 million, of $34.8 million the prior year. GAAP operating profit was $19.9 million for fiscal 2003 compared with $32.5 million for fiscal 2002.

Paper, Packaging & Services

Net sales increased 65% to $139 million for the fourth quarter of 2003 from $84 million for the fourth quarter of 2002 primarily due to the inclusion of CorrChoice ($53 million).

Operating profit, before restructuring charges of $3.6 million, was $13.2 million for the fourth quarter of 2003 compared with operating profit, before restructuring charges of $0.5 million, of $9.6 million a year ago. This increase was due to the inclusion of CorrChoice ($7.2 million), which was partially offset by a lower gross profit margin resulting from reduced pricing levels and modestly lower fixed cost absorption due to continued soft market conditions in the containerboard operations. The decline in gross profit was partially offset by lower SG&A expenses in the fourth quarter of 2003 compared with the same quarter last year. GAAP operating profit was $9.6 million for the fourth quarter of 2003 compared with $9.2 million for the fourth quarter of 2002.

There was sequential improvement in the Paper, Packaging & Services segment from the third quarter to the fourth quarter of fiscal 2003. The fourth quarter of 2003 operating profit, before restructuring charges of $3.6 million, was $13.2 million compared to the previously reported third quarter of 2003 operating loss, before restructuring charges of $5.1 million, of $0.1 million. This increase was due to the inclusion of CorrChoice ($7.2 million) and volume increases, especially in the containerboard operations, for the segment. While selling prices at the Company's mills have declined, these decreases were principally offset by cost reduction initiatives. GAAP operating profit was $9.6 million for the fourth quarter of 2003 compared with a GAAP operating loss of $5.2 million for the third quarter of 2003.

Net sales were $504 million in fiscal 2003 versus $324 million in fiscal 2002 due to the inclusion of CorrChoice ($206 million). Operating profit, before restructuring charges of $12.5 million, was $29.4 million in fiscal 2003 compared with operating profit, before restructuring charges of $0.5 million, of $20.2 million a year ago. GAAP operating profit was $16.9 million for fiscal 2003 and $19.8 million for fiscal 2002.

Timber

Timber sales were $8 million for the fourth quarter of 2003 compared with $11 million for the same period last year. The fourth quarter of 2003 timber sales were consistent with budgeted levels. As a result of the lower sales, operating profit, before restructuring charges of $0.2 million and timberland gains of $1.1 million, was $6.0 million for the fourth quarter of 2003, compared to operating profit, before restructuring charges of $0.1 million and timberland gains of $2.4 million, of $7.9 million a year ago. GAAP operating profit was $6.9 million for the fourth quarter of 2003 compared with $10.3 million for the fourth quarter of 2002.

Timber sales were $28 million in fiscal 2003 versus $41 million in fiscal 2002. Operating profit, before restructuring charges of $0.4 million and timberland gains of $5.6 million, was $20.3 million in fiscal 2003 compared with operating profit, before restructuring charges of $0.1 million and timberland gains of $12.1 million, of $30.0 million last year. GAAP operating profit was $25.5 million for fiscal 2003 compared with $42.1 million for fiscal 2002.

Financing Arrangements

Total debt outstanding was $662 million and $653 million at October 31, 2003 and 2002, respectively. Excluding cash and cash equivalents, net debt outstanding was $612 million and $628 million at October 31, 2003 and 2002, respectively. Net debt to total capitalization was 49.6% and 51.4% at October 31, 2003 and 2002, respectively.

In October 2003, the Company established a $120 million on-balance sheet securitization program for certain of its trade accounts receivable. The securitization program will provide the Company with less expensive borrowings, and the proceeds of $85 million during fiscal 2003 were used to repay a portion of Company's $550 million Amended and Restated Senior Secured Credit Agreement. The debt resulting from the trade accounts receivable securitization is classified as long-term debt in the Company's balance sheet.

Interest expense decreased to $12.8 million for the fourth quarter of 2003 compared to $15.0 million for the same period last year. This reduction was due to lower average interest rates on the Company's debt and the inclusion of CorrChoice's interest income, which was partially offset by higher average debt outstanding. For fiscal 2003 and 2002, interest expense was $52.8 million and $56.0 million, respectively.

The Company incurred a $5.9 million charge for debt extinguishment costs in the fourth quarter of 2002 in conjunction with debt refinancing activities. These costs totaled $10.3 million during fiscal 2002.

Capital Expenditures

Capital expenditures were $61 million, excluding timberland purchases of $4 million, for fiscal 2003 compared with $46 million, excluding timberland purchases of $12 million, last year. For fiscal 2003, capital expenditures were $22 million below the Company's depreciation expense.

Company Outlook

Fiscal 2003 net income, before restructuring charges, timberland gains and cumulative effect of change in accounting principle, primarily benefited from a reduction in SG&A expenses. This positive contribution was partially offset by sluggish market conditions globally, which impacted the Company's net sales, while gross profit was affected by generally higher raw material costs compared to fiscal 2002. The operating environment for fiscal 2004 is expected to be similar to fiscal 2003.

Earnings per share, before restructuring charges and timberland gains, are expected to increase due to additional savings realized from the Company's performance improvement plan, full ownership of CorrChoice for the entire fiscal year (in fiscal 2003, 100% of CorrChoice's earnings were included for October 2003 and 63% for the remainder of the year) and incremental increases in operating performance. As a result, management's guidance, before restructuring charges and timberland gains, is $2.35 - $2.40 per Class A share for fiscal 2004.

Conference Call

The Company will host a conference call to discuss its fourth quarter of 2003 results on Friday, December 12, 2003 at 10:00 a.m. ET at (800) 218-0204. For international callers, the number is (303) 205-0033. Please use the reservation code 561600.

The conference call will also be available through a live webcast, which can be accessed at www.greif.com. A replay of the conference will be available on the Company's Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive experience in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company's future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "project," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information presently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company's customer base for its paper and packaging products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company's products, particularly steel and resin, and price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; the Company's ability to integrate its newly acquired operations effectively with its existing business; the Company's ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company's timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company's consolidated financial results are further discussed in our filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2002. The Company assumes no obligation to update any forward-looking statements.

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED
                (Dollars in thousands, except per share amounts)

                                                                            Quarter ended                    Year ended
                                                                             October 31,                     October 31,
                                                                             -----------                     -----------
                                                                         2003            2002          2003             2002
                                                                         ----            ----          ----             ----
 Net sales                                                          $    514,201   $    435,516    $  1,916,441     $  1,632,767
 Cost of products sold                                                   415,664        339,487       1,570,891        1,296,952
                                                                    ------------   ------------    ------------     ------------
     Gross profit                                                         98,537         96,029         345,550          335,815

 Selling, general and administrative expenses                             54,997         62,982         228,120          250,756
 Restructuring charges                                                    25,175          2,824          60,743            2,824
 Gain on sale of timberland                                                1,099          2,445           5,577           12,122
                                                                    ------------   ------------    ------------     ------------
     Operating profit                                                     19,464         32,668          62,264           94,357

 Interest expense, net                                                    12,812         15,016          52,834           55,965
 Debt extinguishment charge                                                   --          5,910              --           10,300
 Other income, net                                                         2,565          3,141           4,385            7,837
                                                                    ------------   ------------    ------------     ------------
     Income before income tax expense and equity in
      earnings of affiliates and minority interests                        9,217         14,883          13,815           35,929

 Income tax expense                                                        2,784          5,357           4,255           12,934
 Equity in earnings of affiliates and minority interests                  (1,039)         2,780          (4,886)           7,984
                                                                    ------------   ------------    ------------     ------------
     Income before cumulative effect of change in
      accounting principle                                                 5,394         12,306           4,674           30,979

 Cumulative effect of change in accounting principle                          --             --           4,822               --
                                                                    ------------   ------------    ------------     ------------

     Net income                                                     $      5,394   $     12,306    $      9,496     $     30,979
                                                                    ============   ============    ============     ============

 Basic and diluted earnings per share:

 Class A Common Stock (before cumulative effect)                    $       0.19   $       0.44    $       0.17     $       1.10
 Class A Common Stock (after cumulative effect)                     $       0.19   $       0.44    $       0.34     $       1.10
 Class B Common Stock (before cumulative effect)                    $       0.29   $       0.65    $       0.24     $       1.64
 Class B Common Stock (after cumulative effect)                     $       0.29   $       0.65    $       0.50     $       1.64

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                                  SEGMENT DATA
                                    UNAUDITED
                             (Dollars in thousands)

                                                                          Quarter ended                     Year ended
                                                                            October 31,                     October 31,
                                                                            -----------                    -----------
                                                                        2003           2002            2003             2002
                                                                        ----           ----            ----             ----

 Net Sales
 Industrial Packaging & Services                                    $    367,309   $    340,475    $  1,384,243     $  1,268,013
 Paper, Packaging & Services                                             138,779         84,315         503,731          324,009
 Timber                                                                    8,113         10,726          28,467           40,745
                                                                    ------------   ------------    ------------     ------------
       Total                                                        $    514,201   $    435,516    $  1,916,441     $  1,632,767
                                                                    ============   ============    ============     ============

 Operating Profit
 Operating profit before restructuring charges and timberland gains:

 Industrial Packaging & Services                                    $     24,320   $     15,493    $     67,800     $     34,830
 Paper, Packaging & Services                                              13,242          9,621          29,376           20,243
 Timber                                                                    5,978          7,933          20,254           29,986
                                                                    ------------   ------------    ------------     ------------
     Total operating profit before restructuring
       charges and timberland gains                                       43,540         33,047         117,430           85,059
                                                                    ------------   ------------    ------------     ------------
 Restructuring charges:


   Industrial Packaging & Services                                        21,360          2,322          47,924            2,322
   Paper, Packaging & Services                                             3,647            446          12,469              446
   Timber                                                                    168             56             350               56
                                                                    ------------   ------------    ------------     ------------
     Total restructuring charges                                          25,175          2,824          60,743            2,824
                                                                    ------------   ------------    ------------     ------------
 Timberland gains:
   Timber                                                                  1,099          2,445           5,577           12,122
                                                                    ------------   ------------    ------------     ------------
       Total                                                        $     19,464   $     32,668    $     62,264     $     94,357
                                                                    ============   ============    ============     ============

 Depreciation, Depletion and Amortization Expense
 Industrial Packaging & Services                                    $     16,107   $     15,468    $     63,635     $     70,327
 Paper, Packaging & Services                                               9,251          6,467          34,633           23,569
 Timber                                                                      550            646           1,991            3,581
                                                                    ------------   ------------    ------------     ------------
       Total                                                        $     25,908   $     22,581    $    100,259     $     97,477
                                                                    ============   ============    ============     ============

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                                 GEOGRAPHIC DATA
                                    UNAUDITED
                             (Dollars in thousands)

                                                                   Quarter ended             Year ended
                                                                    October 31,              October 31,
                                                                   -------------             -----------
                                                                2003           2002       2003          2002
                                                                ----           ----       ----          ----
Net Sales
North America                                               $  308,295  $   268,901   $  1,150,934   $   996,260
Europe                                                         137,097      111,972        522,090       420,950
Other                                                           68,809       54,643        243,417       215,557
                                                            ----------  -----------   ------------   -----------
    Total                                                   $  514,201  $   435,516   $  1,916,441   $ 1,632,767
                                                            ==========  ===========   ============   ===========
Operating Profit
North America                                               $   29,293  $    17,737   $     69,717   $    43,375
Europe                                                           7,629       10,775         31,002        27,009
Other                                                            6,618        4,535         16,711        14,675
    Operating profit before restructuring charges
          and timberland gains                                  43,540       33,047        117,430        85,059
Restructuring charges                                           25,175        2,824         60,743         2,824
Timberland gains                                                 1,099        2,445          5,577        12,122
                                                            ----------  -----------   ------------   -----------
    Total                                                   $   19,464  $    32,668   $     62,264   $    94,357
                                                            ==========  ===========   ============   ===========

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                    UNAUDITED
                             (Dollars in thousands)

                                            October 31, 2003    October 31, 2002
                                            ----------------    ----------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents                       $    49,767         $    25,396
Trade accounts receivable                           294,957             265,110
Inventories                                         167,157             144,320
Other current assets                                 61,361              74,995
                                                -----------         -----------
                                                    573,242             509,821
                                                -----------         -----------
LONG-TERM ASSETS
Goodwill                                            244,728             232,577
Intangible assets                                    24,072              28,999
Other long-term assets                               52,416             194,880
                                                -----------         -----------
                                                    321,216             456,456
                                                -----------         -----------

PROPERTIES, PLANTS AND EQUIPMENT                    926,538             792,018
                                                -----------         -----------

                                                $ 1,820,996         $ 1,758,295
                                                ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                $   158,333         $   133,585
Short-term borrowings                                17,562              20,005
Current portion of long-term debt                     3,000               3,000
Other current liabilities                           125,929             124,982
                                                -----------         -----------
                                                    304,824             281,572
                                                -----------         -----------

LONG-TERM LIABILITIES
Long-term debt                                      641,110             629,982
Other long-term liabilities                         300,612             276,267
                                                -----------         -----------
                                                    941,722             906,249
                                                -----------         -----------

MINORITY INTEREST                                     1,886               1,345
                                                -----------         -----------

SHAREHOLDERS' EQUITY                                572,564             569,129
                                                -----------         -----------

                                                $ 1,820,996         $ 1,758,295
                                                ===========         ===========

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                         GAAP TO NON-GAAP RECONCILIATION

                                    UNAUDITED
                (Dollars in thousands, except per share amounts)

                                                      Quarter ended October 31, 2003           Quarter ended October 31, 2002
                                                      ------------------------------           ------------------------------
                                                                  Per Share Amounts*                       Per Share Amounts*
                                                                  ------------------                       ------------------
                                                              Class A       Class B                     Class A      Class B
GAAP - operating profit                         $  19,464                                $  32,668
 Restructuring charges                             25,175                                    2,824
 Timberland gains                                  (1,099)                                  (2,445)
                                                ---------                                ---------
Non-GAAP - operating profit before
 restructuring charges and timberland
 gains                                          $  43,540                                $  33,047
                                                =========                                =========

GAAP - net income                               $   5,394    $    0.19     $    0.29     $  12,306     $    0.44    $    0.65
 Restructuring charges, net of tax                 17,572         0.63          0.94         1,807          0.06         0.10
 Debt extinguishment charge, net of
   tax                                                 --           --            --         3,782          0.13         0.20
 Timberland gains, net of tax                        (767)       (0.03)        (0.04)       (1,565)        (0.06)       (0.08)
                                                ---------    ---------     ---------     ---------     ---------    ---------
Non-GAAP - net income before
 restructuring charges, debt
 extinguishment charge and
 timberland gains                               $  22,199    $    0.79     $    1.19     $  16,330     $    0.57    $    0.87
                                                =========    =========     =========     =========     =========    =========

                                                         Year ended October 31, 2003              Year ended October 31, 2002
                                                         ---------------------------              ---------------------------
                                                                  Per Share Amounts*                       Per Share Amounts*
                                                                  ------------------                       ------------------
                                                              Class A       Class B                     Class A      Class B
GAAP - operating profit                         $  62,264                                $  94,357
 Restructuring charges                             60,743                                    2,824
 Timberland gains                                  (5,577)                                 (12,122)
                                                ---------                                ---------
Non-GAAP - operating profit before
 restructuring charges and timberland
 gains                                          $ 117,430                                $  85,059
                                                =========                                =========

GAAP - net income                               $   9,496    $    0.34     $    0.50     $  30,979     $    1.10    $    1.64
 Restructuring charges, net of tax                 42,034         1.49          2.25         1,807          0.06         0.10
 Debt extinguishment charge, net of
   tax                                                 --           --            --         6,592          0.23         0.35


 Timberland gains, net of tax                      (3,859)       (0.13)        (0.21)       (7,758)        (0.27)       (0.41)
 Cumulative effect of change in
   accounting principle                            (4,822)       (0.17)        (0.26)           --            --           --
                                                ---------    ---------     ---------     ---------     ---------    ---------
Non-GAAP - net income before
 restructuring charges, debt
 extinguishment charge, timberland
 gains and cumulative effect of
 change in accounting principle                 $  42,849    $    1.53     $    2.28     $  31,620     $    1.12    $    1.68
                                                =========    =========     =========     =========     =========    =========

* Basic and diluted

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                   GAAP TO NON-GAAP RECONCILIATION (CONTINUED)
                                    UNAUDITED
                             (Dollars in thousands)

                                                        Quarter ended                   Year ended
                                                         October 31,                    October 31,
                                                         -----------                    -----------
                                                     2003            2002            2003             2002
                                                     ----            ----            ----             ----
Industrial Packaging & Services
GAAP - operating profit                         $   2,960       $  13,171       $  19,876        $  32,508
  Restructuring charges                            21,360           2,322          47,924            2,322
                                                ---------       ---------       ---------        ---------
Non-GAAP - operating profit before
 restructuring charges                          $  24,320       $  15,493       $  67,800        $  34,830
                                                =========       =========       =========        =========

Paper, Packaging & Services
GAAP - operating profit                         $   9,595       $   9,175       $  16,907        $  19,797
  Restructuring charges                             3,647             446          12,469              446
                                                ---------       ---------       ---------        ---------
Non-GAAP - operating profit before
 restructuring charges                          $  13,242       $   9,621       $  29,376        $  20,243
                                                =========       =========       =========        =========

Timber
GAAP - operating profit                         $   6,909       $  10,322       $  25,481        $  42,052
  Restructuring charges                               168              56             350               56
  Timberland gains                                 (1,099)         (2,445)         (5,577)         (12,122)
                                                ---------       ---------       ---------        ---------
Non-GAAP - operating profit before
 restructuring charges and timberland gains     $   5,978       $   7,933       $  20,254        $  29,986
                                                =========       =========       =========        =========

                                               Quarter ended
                                               July 31, 2003*
                                               --------------
Paper, Packaging & Services
GAAP - operating loss                           $    (5,248)
  Restructuring charges                               5,124
                                                -----------
Non-GAAP - operating loss before
 restructuring charges                          $      (124)
                                                ===========

* Amount represents the Paper, Packaging & Services results, as reported in the Form 10-Q for the quarter ended July 31, 2003. It does not include CorrChoice's results, which have subsequently been consolidated for the fourth quarter and fiscal year ended October 31, 2003.

                      GREIF, INC. AND SUBSIDIARY COMPANIES
                       SUPPLEMENTAL PRO FORMA INFORMATION
                                    UNAUDITED
                             (Dollars in thousands)

                                                                           Quarter ended                     Year ended
                                                                             October 31,                     October 31,
                                                                             -----------                     -----------
                                                                          2003            2002          2003            2002
                                                                          ----            ----          ----            ----
Net sales                                                         $      514,201   $     491,416   $  1,916,441    $  1,825,648
Cost of products sold                                                    415,664         380,621      1,570,891       1,454,892
                                                                  --------------   -------------  -------------   -------------
    Gross profit                                                          98,537         110,795        345,550         370,756

Selling, general and administrative expenses                              54,997          67,521        228,120         260,432
Restructuring charges                                                     25,175           4,445         60,743           4,445
Gain on sale of timberland                                                 1,099           2,445          5,577          12,122
                                                                  --------------   -------------  -------------  --------------
    Operating profit                                                      19,464          41,274         62,264         118,001

Interest expense, net                                                     13,357          15,016         54,460          55,965
Debt extinguishment charge                                                    --           5,910             --          10,300
Other income, net                                                          2,565           2,433          4,385           8,324
                                                                  --------------   -------------  -------------  --------------
    Income before income tax expense and equity in
     earnings of affiliates and minority interests                         8,672          22,781         12,189          60,060
Income tax expense                                                         2,619           8,201          3,754          21,622
Equity in earnings of affiliates and minority interests                    (325)           (218)           (681)           (837)
                                                                  --------------   -------------  -------------  --------------
    Income before cumulative effect of change in
     accounting principle                                                  5,728          14,362          7,754          37,601

Cumulative effect of change in accounting principle                           --              --          4,822              --
                                                                  --------------   -------------  -------------  --------------
    Net income                                                    $        5,728   $      14,362  $      12,576  $       37,601
                                                                  ==============   =============   ============  ==============

Operating profit before restructuring charges and
  timberland gains                                                $       43,540   $      43,274  $     117,430  $      110,324
                                                                  ==============   =============  =============   =============

Net income before restructuring charges, debt
  extinguishment charge, timberland gains and
  cumulative effect of change in accounting principle             $       22,533   $      19,424  $      45,929  $       39,280
                                                                  ==============   =============  =============  ==============

Note: The supplemental pro forma information included in this release assumes that the CorrChoice transaction, which occurred on September 30, 2003, had occurred on November 1, 2001. The pro forma information, as presented above, is not necessarily indicative of the results which would have been obtained had the transaction occurred on November 1, 2001, nor are they necessarily indicative of future results.